Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our audit report dated September 24, 2018 on the financial statements as of December 31, 2016 and 2017, and for each of the years then ended, included by reference in the amended Registration Statement (Form F-1) and related Prospectus of Tiziana Life Sciences plc dated October 17, 2018.

/s/ Mazars LLP

London, United Kingdom

October 18, 2018